UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 21, 2016

TRINET GROUP, INC.

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-36373	95-3359658
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1100 San Leandro Blvd., Suite 400 San Leandro, CA		94577
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: (510) 352-5000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On December 21, 2016, AGI-T, L.P., an entity affiliated with Atairos Group, Inc. (together with its affiliates, “Atairos”), entered into a stock purchase agreement (the “Stock Purchase Agreement”) pursuant to which it agreed to purchase from certain funds affiliated with General Atlantic LLC, upon the terms and subject to the conditions set forth therein, 17,691,312 shares of common stock, par value $0.000025 per share (the “common stock”), of TriNet Group, Inc. (the “Company”).

In connection therewith, the Company entered into a stockholder agreement (the “Stockholder Agreement”) with AGI-T, L.P., dated as of December 21, 2016, which includes the terms described below. The following description of the Stockholder Agreement and exhibits thereto is qualified in its entirety by reference to the full text of the Stockholder Agreement, attached hereto as Exhibit 10.1 and incorporated herein by reference.

Board Representation

In connection with the Stockholder Agreement, the Company has agreed to appoint Michael J. Angelakis, a nominee designated by Atairos, to the Board of Directors of the Company (the “Board”) effective as of the closing of the stock purchase. In addition, the Company has agreed to nominate Mr. Angelakis or another designee of Atairos reasonably acceptable to the Nominating and Corporate Governance Committee of the Board for election at each of the Company’s annual meetings of stockholders in which directors of the same class are to be elected and to use its reasonable efforts to cause the election of such designee. Atairos’ right to designate a candidate for nomination will terminate when Atairos beneficially owns less than 15% of the common stock.

Restrictions on Sale

Atairos has agreed, subject to certain exceptions, that until the earlier of: (i) the date that is the second anniversary of the date of closing of the stock purchase and (ii) the consummation of a change in control or the entry into a definitive agreement that, if consummated, would result in a change in control (the “Restricted Period”), Atairos will not transfer any shares of common stock or enter into an agreement that transfers the economic consequences of ownership of the common stock. These restrictions do not apply to, among others, transfers to affiliates and pledges of the common stock, or satisfaction of obligations related to the pledged common stock, in each case in connection with one or more bona fide financing arrangements.

In addition, Atairos has agreed, subject to certain exceptions, that until the date that is 180 days after the date on which an Atairos designee no longer serves on the Board, Atairos will not transfer any shares of common stock: (i) resulting in a third party becoming a beneficial owner of 5% or more of the outstanding common stock, (ii) equal to 4.9% or more of the outstanding common stock to any third party or “group” (as defined in the U.S. Securities Exchange Act of 1934) or (iii) to certain competitors of the Company. These restrictions do not apply to transfers pursuant to a bona fide underwritten public offering or a bona fide sale to the public pursuant to Rule 144 under the U.S. Securities Act of 1933 after the Restricted Period.

Standstill

Atairos has agreed, subject to certain exceptions, that until the later of: (a) the date that is the second anniversary of closing of the stock purchase and (b) the date that is 180 days after the date on which an Atairos designee no longer serves on the Board, Atairos will not, among other things: (i) acquire any securities of the Company if, immediately after such acquisition, Atairos and its affiliates would own in the aggregate 33% or more of the outstanding common stock, (ii) propose or seek to effect any tender or exchange offer, merger or other business combination involving the Company or its securities, or make any public statement with respect to such transaction, (iii) make, or in any way participate in any “proxy contest” or other solicitation of proxies, (iv) call or seek to call any meeting of stockholders or other referendum or (v) take any action in support of or make any proposal or request that constitutes, among other things: (A) controlling or changing the Board or management of the Company, (B) any material change in the capitalization or dividend policy of the Company or (C) seeking to have the Company waive, amend or modify its certificate of incorporation or bylaws in a manner that may impede or facilitate the acquisition of control of the Company.

Registration Rights

The Company will grant Atairos certain demand, “piggyback” and other registration rights upon termination of the Restricted Period pursuant to a registration rights agreement to be entered into with Atairos at the closing of the stock purchase, substantially in the form set forth an exhibit to the Stockholder Agreement.

DGCL 203 Waiver

In connection with the foregoing, the Company has taken all actions necessary to exempt Atairos, Atairos’ stock purchase pursuant to the Stock Purchase Agreement and any acquisitions of common stock by Atairos to the extent permitted under the Stockholder Agreement from the restrictions on business combinations of Section 203 of the Delaware General Corporation Law.

The Company issued a press release regarding the matters described above, which is included as Exhibit 99.1 to this Current Report on Form 8-K.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
10.1	Stockholder Agreement, by and between TriNet Group, Inc. and AGI-T, L.P., dated as of December 21, 2016
99.1	Joint Press Release dated December 22, 2016

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:	December 22, 2016		TriNet Group, Inc.

		By:	/s/ Brady Mickelsen
Brady Mickelsen
Senior Vice President, Chief Legal Officer and Secretary

INDEX TO EXHIBITS

Exhibit No.	Description
10.1	Stockholder Agreement, by and between TriNet Group, Inc. and AGI-T, L.P., dated as of December 21, 2016
99.1	Joint Press Release dated December 22, 2016